Exhibit 10.11

J. ALEXANDER’S CORPORATION

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1 NAME AND PURPOSE	2

1.1 Name	2
1.2 Purpose	2
1.3 Plan for a Select Group	2
1.4 Not a Funded Plan	2
1.5 Section 409A	2

ARTICLE 2 DEFINITIONS	3

ARTICLE 3 ELIGIBILITY AND PARTICIPATION	11

3.1 Eligibility	11
3.2 Participation	11
3.3 Termination of Participation	11

ARTICLE 4 ELECTIONS AND CONTRIBUTIONS	12

4.1 Deferral Agreement	12
4.2 Types of Deferral Elections	13
4.3 Election Irrevocable	13
4.4 Timing of Deferral Elections	13
4.5 Matching Amounts	15
4.6 Election of Form of Payment	17
4.7 Change in Election of Form of Payment	17

ARTICLE 5 VESTING	18

5.1 Vesting of Participant Deferral Amounts	18

ARTICLE 6 ACCOUNTS AND CREDITS	19

6.1 Establishment of Deferral Account	19
6.2 Crediting of Deferral Amounts	19
6.3 Adjustment of Deferral Account	19
6.4 Measurement Funds	20
6.5 Forfeiture	20

ARTICLE 7 BENEFIT DISTRIBUTIONS	21

7.1 Normal Form of Benefits	21
7.2 Amount of Benefits	21
7.3 Benefit Payment Events	21
7.4 Time of Payment	21
7.5 Unforeseeable Emergency	22
7.6 Required Delay in Payment to Key Employees	22
7.7 Permissible Delays in Payment	23
7.8 Permitted Acceleration of Payment	23

ARTICLE 8 BENEFICIARIES	25

8.1 Automatic Beneficiary	25
8.2 Designated Beneficiary or Beneficiaries	25
8.3 Death	25

ARTICLE 9 RIGHTS OF PARTICIPANTS AND BENEFICIARIES	26

9.1 Creditor Status of Participant and Beneficiary	26
9.2 Rights with Respect to a Trust	26
9.3 Investments	26

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ARTICLE 10 TRUST	27

10.1 Possible Establishment of Trust	27
10.2 Grantor Trust	27
10.3 Obligations of the Company	27
10.4 Trust Terms	27
10.5 Investment of Trust Funds	27

ARTICLE 11 ADMINISTRATION	28

11.1 Appointment of Administrator	28
11.2 Powers and Duties of the Administrator	28
11.3 Engagement of Advisors	28
11.4 Payment of Costs and Expenses	28

ARTICLE 12 CLAIMS PROCEDURE	30

12.1 Claim for Benefits	30
12.2 Denial of a Claim	30
12.3 Request for Review of a Denial of a Claim for Benefits	30
12.4 Appeals Procedure	31
12.5 Decision upon Review of Denial of Claim for Benefits	31
12.6 Establishment of Appeals Committee	32

ARTICLE 13 AMENDMENT AND TERMINATION	33

13.1 Power to Amend	33
13.2 Power to Terminate	33
13.3 No Liability for Plan Amendment or Termination	34

ARTICLE 14 MISCELLANEOUS	35

14.1 Non-Alienation	35
14.2 Tax Withholding	35
14.3 Incapacity	35
14.4 Administrative Forms	35
14.5 Independence of Plan	35
14.6 No Employment Rights Created	35
14.7 Responsibility for Legal Effect	36
14.8 Company’s Liability	36
14.9 Limitation of Duties	36
14.10 Limitation of Company’s Liability	36
14.11 Successors	36
14.12 Controlling Law	36
14.13 Notice	36
14.14 Headings and Titles	36
14.15 General Rules of Construction	36
14.16 Severability	37
14.17 Indemnification	37

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J. ALEXANDER’S CORPORATION

DEFERRED COMPENSATION PLAN

The J. Alexander’s Corporation Deferred Compensation Plan (“the Plan”) is hereby adopted by J. Alexander’s Corporation, a corporation organized and existing under and by virtue of the laws of the State of Tennessee (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company, in order to retain and reward a select group of management and/or highly compensated employees (hereinafter referred to as “Eligible Employee(s)”), desires to provide Eligible Employees with the opportunity to obtain additional retirement benefits through the Plan;

NOW, THEREFORE, the Company hereby adopts the Plan, effective June 23, 2008, as follows:

ARTICLE 1

NAME AND PURPOSE

1.1	Name. The name of the Plan shall be the J. Alexander’s Corporation Deferred Compensation Plan.

1.2	Purpose. The purpose of the Plan is to retain and reward certain management and highly compensated employees of the Company who have contributed to the Company’s success and are expected to continue to contribute to such success in the future.

1.3	Plan for a Select Group. The Plan shall cover certain Employees of the Company who are members of a “select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for Employees who are members of a select group of management or highly compensated employees.

1.4	Not a Funded Plan. It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

1.5	Section 409A. The Plan is intended to conform with the requirements of Section 409A of the Code and the final regulations issued thereunder and shall be implemented and administered in a manner consistent therewith.

ARTICLE 2

DEFINITIONS

Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this instrument:

2.1	Administrator. The word “Administrator” shall mean the committee composed of the Chief Financial Officer, the Vice President/Controller and the Vice President of Human Resources of the Company and any other person(s) designated by the Chief Executive Officer (the “CEO”) from time to time, in his sole discretion, or such other person(s) or entity appointed by the Board pursuant to Article 11.

2.2	Affiliated Company. Any corporation which is a member of a controlled group of corporations of which the Company is a member, or any unincorporated trade or business which is under the common control of or with the Company, or any affiliated service group of which the Company is a member, which are required to be aggregated with the Company under section 414(b) or 414(c) of the Code, without substitution of a lower percentage for 80% in applying section 1563(a)(1), (2) and (3) of the Code as permitted in section 1.409A-1(h)(3) of the Regulations.

2.3	Alternate Payee. The words “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of , the benefits payable under this Plan to that Participant.

2.4	Appeals Committee. The words “Appeals Committee” shall mean the Compensation Committee or such other committee established by the Board pursuant to Article 12.

2.5	Base Salary. The words “Base Salary” shall mean a Participant’s base remuneration for services rendered to the Company as an Employee and while a Participant. A Participant’s Base Salary will not be reduced by amounts which the Participant has elected to defer pursuant to Article 4 of this Plan or by the amount of the Participant’s elective deferrals or salary reduction in the 401(k) Plan or any cafeteria plan (i.e., amounts excluded from taxable income under sections 125, 402(e)(3) and 402(h) of the Code). Furthermore, Base Salary shall not include any bonus amounts, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits or matching or employer contributions under any employee benefit plan of the Company.

2.6	Beneficiary. The word “Beneficiary” shall mean the person, trust, estate or other entity who or which is designated pursuant to Article 8 to receive Benefit Payments upon the death of a Participant.

2.7	Benefit Payment. The words “Benefit Payment” shall mean payment of the benefit as set forth in Article 7, Section 8.3 or Section 13.2.

2.8	Benefit Payment Commencement Date. The words “Benefit Payment Commencement Date” shall mean the earliest date on which a Benefit Payment for a particular Benefit Payment Event may be distributed (or commence to be distributed, if payable in installments) under the terms of this Plan. In general, the Benefit Payment Commencement Date shall be the date that the Benefit Payment Event occurs.

2.9	Benefit Payment Event. The words “Benefit Payment Event” shall mean the occurrence of an event entitling a Participant to receive a payment of his or her benefits and which event is identified as a Benefit Payment Event under the terms of this Plan. The Plan may provide for payments on account of events which are not included in the Term “Benefit Payment Event” (e.g., Unforeseeable Emergency, Plan termination (including termination following a Change in Control) and as otherwise allowed by the Regulations under Section 409A).

2.10	Board. The word “Board” shall mean the Board of Directors of the Company.

Bonus. The word “Bonus” shall mean a Participant’s cash bonus and incentive payments for services rendered to the Company as an Employee and while a Participant. A Participant’s Bonus will not be reduced by amounts which the Participant has elected to defer pursuant to Article 4 of this Plan or by the amount of the Participant’s elective deferrals or salary reduction in the 401(k) Plan or any cafeteria plan (i.e., amounts excluded from taxable income under sections 125, 402(e)(3) and 402(h) of the Code).

2.11	Change in Control. A “Change in Control” shall be deemed to have occurred upon the first to occur of any of the following events:

(a)	Any one person or group (as described in Regulations promulgated under Section 409A) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(b)	Notwithstanding that the Company has not undergone a Change in Control as described in 2.11(a), a Change in Control of the Company occurs on the date that either:

(i)	Any one person or more than one person acting as a group (as described in Regulations promulgated under Section 409A), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii)	A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(c)	Any one person or group (as described in Regulations promulgated under Section 409A) acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall be applicable:

(I)	For purposes of a change in ownership described in clause (a) above, if any one person or more than one person acting as a proxy is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as described in clause (b)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. Section 2.11(a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes of Section 2.11(a), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(II)	For purposes of a change in effective control of a corporation described in clause (b) above, if one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of clause (b), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation within the meaning of clause (b) or to cause a change in the ownership of the corporation within the meaning of clause (a). Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in clause (I) and as specifically provided in section 1.409A-3(i)(5)(vi)(D) of the Regulations under Section 409A.

(III)

For purposes of a change in the ownership of a substantial portion of a corporation’s assets described in clause (c) above, there is not a Change in Control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock,

(ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in immediately preceding clause (iii). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets. Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in clause (I), and as specifically provided in section 1.409A-3(i)(5)(vii)(C) of the Regulations under Section 409A.

(IV)	Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Regulation section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.

(V)	Whether a Change in Control has occurred will be determined by the Company in accordance with the rules and definitions set forth in this Section 2.11. This determination shall be made in a manner consistent with section 409A of the Code and the Regulations thereunder.

2.12	Code. The word “Code” shall mean the Internal Revenue Code of 1986, as amended. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a substantially similar purpose.

2.13	Company. The word “Company” shall mean J. Alexander’s Corporation and any successor corporation or business organization which shall assume the duties and obligations of J. Alexander’s Corporation, under the Plan.

2.14	Compensation. The word “Compensation” shall have the same meaning as “Compensation” under the terms of the 401(k) Plan, subject to the maximum dollar limitation prescribed by section 401(a)(17) of the Code ($230,000 in 2008).

2.15	Compensation Committee. The words “Compensation Committee” shall mean the Compensation Committee of the Board.

2.16	Deferral Agreement. The words “Deferral Agreement” shall mean the agreement containing the election by an Eligible Employee to defer his Compensation pursuant to Section 4.1.

2.17	Deferral Account. The words “Deferral Account” shall mean a bookkeeping account maintained by the Administrator on behalf of each Participant to which credits and debits are made as provided in Article 6.

2.18	Deferral Amount. The words “Deferral Amount” shall mean for each Participant an amount equal to the amount by which the Participant’s Base Salary and/or Bonus are reduced by means of a deferral election pursuant to Section 4.1 herein.

2.19	Director. The word “Director” shall mean a member of the Board of Directors of the Company.

2.20	Disability. The word “Disability” shall have the following meaning: A Participant shall be considered disabled if the Participant:

(a)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)	Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or

(c)	Is determined to be totally disabled by the Social Security Administration.

The determination of whether a Disability exists shall be made by the Administrator.

2.21	Domestic Relations Order. The words “Domestic Relations Order” shall mean a judgment, decree or order (including approval of a property settlement agreement) which is made pursuant to a state domestic relations law, which relates to the provision of child support, alimony payments or marital property rights to a spouse, child or other dependent of a Participant (“Alternate Payee”), and which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant.

2.22	Effective Date. The words “Effective Date” shall mean the date the Plan becomes effective, which is June 23, 2008.

2.23	Eligible Employee. The words “Eligible Employee” shall mean an Employee of the Company or Affiliated Company who satisfies the eligibility requirements of Section 3.1.

2.24	Employee. The word “Employee” shall mean any common-law employee of the Company or of any Affiliated Company, whether or not a Board member, but excluding any person serving only in the capacity of Board member of the Company or any Affiliated Company. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, exclude employees of any Affiliated Company from eligibility to participate in the Plan; and the Compensation Committee may, in its discretion, make employees of any subsidiary that is not an Affiliated Company eligible to participate in the Plan.

2.25	ERISA. The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Whenever a reference is made herein to a specific ERISA section, such reference shall be deemed to include any successor ERISA section having the same or a substantially similar purpose.

2.26	401(k) Plan. The words “401(k) Plan” shall mean the J. Alexander’s Corporation Savings Incentive and Salary Deferral Plan, as it may be amended.

2.27	401(k) Matching Refund Amount. The words “401(k) Matching Refund Amount” shall mean, for a Participant who makes elective deferrals under the 401(k) Plan and receives an allocation of matching contributions under the 401(k) Plan, the refund (if any) attributable to the amount of such matching contributions (not including earnings) allocated to that Participant for a particular plan year of the 401(k) Plan that are determined under the terms of the 401(k) Plan to be in excess of the limitations resulting from the application of the actual contribution percentage test pursuant to section 1.401(m)-2(a) of the Regulations, which amount (less any portion forfeited because the Participant is not fully vested) is refunded to the Participant after the last day of such plan year.

2.28	Identification Date. The words “Identification Date” shall mean the date determined by the Administrator in accordance with section 1.409A-1(i)(3) of the Regulations which is the last day of the 12-month period for determination of Key Employees. Unless otherwise designated, the Identification Date shall be December 31.

2.29	Key Employee. The words “Key Employee” shall mean a “key employee” of the Company as described in section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to section 416(i)(5) of the Code) (generally, an officer having annual compensation of more than $150,000 (in 2008), as adjusted; a 5% owner; or a 1% owner having annual compensation of more than $150,000), determined at any time during the 12-month period ending on the Identification Date. A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve month period beginning on January 1 (or such other date designated in accordance with Section 7.6) immediately following such Identification Date. For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties. Generally, the term “officer” means an administrative executive who is in regular and continued service. An Employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder. Similarly, an Employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose. Furthermore, for purposes hereof, during any 12-month period following an Identification Date, no more than fifty (50) employees of all members of the controlled group consisting of the Company and all Affiliated Companies, or if less, the greater of three (3) individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

2.30	Matching Amount. The words “Matching Amount” shall mean an annual amount to be credited to a Participant’s Deferral Account by the Company pursuant to Section 4.5.

2.31	Measurement Funds. The words “Measurement Funds” shall mean hypothetical investments the Participant may elect to value his or her Deferral Account balances.

2.32	Participant. The word “Participant” shall mean an Eligible Employee who participates in the Plan by making a deferral election in a Deferral Agreement.

2.33	Participation Commencement Date for Bonus and/or Base Salary. The words “Participation Commencement Date for Bonus” shall mean, for each Participant, the date that his or her Deferral Agreement first becomes effective for deferral of Bonus as provided in Section 4.4(f). The words “Participation Commencement Date for Base Salary” shall mean, for each Participant, the date that his or her Deferral Agreement first becomes effective for deferral of Base Salary as provided in Section 4.4(f).

2.34	Plan. The word “Plan” shall mean the J. Alexander’s Corporation Deferred Compensation Plan as set forth herein, effective as of the Effective Date, and as it may be later amended.

2.35	Plan Year. The words “Plan Year” shall mean the twelve- (12) month period ending on December 31 in each calendar year, except that the initial Plan Year shall be the short period commencing on June 23, 2008 and ending on December 31, 2008.

2.36	Regulations. The word “Regulations” shall mean the regulations promulgated by the Treasury Department under the Code.

2.37	Section 409A. The words “Section 409A” shall mean section 409A of the Code, related Regulations and guidance thereunder, including such Regulations and guidance promulgated after the Effective Date of the Plan.

2.38	Separation from Service. The words “Separation from Service” shall mean for any Participant the occurrence of any one of the following events:

(a) The Participant is discharged by the Company;

(b) The Participant voluntarily terminates employment with the Company; or

(c) The Participant dies while employed with the Company.

For purposes of determining whether a Separation from Service has occurred, the term “Company” shall include any “Affiliated Company”, and no Separation from Service shall be deemed to have occurred if the Participant remains employed by any Affiliated Company.

A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to reemployment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period. If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence may be substituted for the six month period.

Whether a termination of employment has occurred is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Company if the employee has been providing services to the Company for less than 36 months).

If a Participant provides services both as an Employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an Employee for purposes of this Plan, unless this Plan is aggregated under Section 409A with any plan in which the Participant participates as a director.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Section 409A and the Regulations thereunder.

2.39	Unforeseeable Emergency. The term “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Beneficiary, the Participant’s spouse, or a dependent of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The purchase of a home and the payment of college tuition are not normally Unforeseeable Emergencies.

2.40	USERRA. The acronym “USERRA” shall mean the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

2.41	Valuation Date. The words “Valuation Date” shall mean the dates on which Deferral Amounts, Matching Amounts, Benefit Payments and investment earnings or losses are credited or debited to the Deferral Accounts. Unless otherwise designated in writing by the Administrator, the Valuation Dates shall be March 31, June 30, September 30 and December 31 of each year. The authority of the Administrator to change the Valuation Dates shall include the authority to designate an interim Valuation Date at any time.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. Employees who are classified in any of the following categories: (i) officers of the Company or of any Affiliated Company (except for any Affiliated Company whose employees are excluded by the Compensation Committee), (ii) corporate and regional directors, (iii) corporate managers and (iv) head coaches (i.e., general managers) shall be eligible to participate, commencing on the Participation Commencement Date specified by Section 4.4(f). An Eligible Employee who is transferred during a particular Plan Year to a position other than the categories listed in the preceding sentence shall nonetheless remain an Eligible Employee for the remainder of that Plan Year so long as the Eligible Employee remains an employee of the Company (or any Affiliated Company) for the remainder of such Plan Year. The Compensation Committee may, at any time and in its discretion, add to, subtract or otherwise change the categories of employees who are eligible to participate.

3.2	Participation. Each Eligible Employee who makes a deferral election in a Deferral Agreement shall become a Participant on the Participation Commencement Date.

3.3	Termination of Participation. Participation shall cease upon the payment to the Participant of the remaining balance in his or her Deferral Account.

ARTICLE 4

ELECTIONS AND CONTRIBUTIONS

4.1	Deferral Agreement. Each Eligible Employee may elect to defer his or her Compensation by executing, in writing, a Deferral Agreement in accordance with rules and procedures established by the Administrator and the provisions of this Article 4. If an Eligible Employee makes a deferral election hereunder for a Plan Year, then a portion of the Base Salary and/or Bonus which would otherwise be paid to the Participant by the Company shall be retained by the Company and, in lieu thereof, an amount equal to the amount deferred shall constitute a Deferral Amount hereunder and shall be credited to the Participant’s Deferral Account pursuant to Article 6.

If a Participant ceases to be an Eligible Employee, the Deferral Agreement for that Participant shall be cancelled (but not prior to the time when such Participant ceases to be an Eligible Employee pursuant to Section 3.1) and that Participant shall not be eligible to enter into another Deferral Agreement unless he or she again becomes an Eligible Employee.

A Participant’s election under a Deferral Agreement shall remain in effect until terminated or modified by the Participant; provided, however, that such election shall become irrevocable as of each December 31 with respect to Base Salary that is paid in connection with services performed in the immediately following Plan Year and such election shall become irrevocable as of the last day of the Company’s fiscal year with respect to a Bonus that is paid in connection with services performed in the immediately following fiscal year. Notwithstanding the foregoing, for a Bonus that is treated as “performance based compensation” described in Section 4.4(b), the Deferral Agreement as to such Bonus may be revoked no later than the date which is six months prior to the end of the performance period during which the Bonus is earned. Any modification or termination of a Deferral Agreement by a Participant must be in a form prescribed by the Administrator and within any period or before any deadline date that may be established by the Administrator pursuant to Section 4.4(d).

For purposes of determining whether amounts are paid with respect to services performed in a particular year, compensation paid on or after January 1 solely for services performed during the final payroll period described in section 3401(b) of the Code containing the immediately preceding December 31 shall be treated as compensation for services performed in the year when payment is made.

4.2	Types of Deferral Elections. Each Participant may make separate elections in one or more Deferral Agreements as to the following:

(a)	Base Salary Deferral. With respect to each Plan Year, a Participant may elect to defer a portion of Base Salary by making a deferral election in writing as required by the Administrator. A Participant’s deferral election shall specify a stated percentage or dollar amount of the Participant’s Base Salary, which specified percentage or dollar amount shall not be less than one percent (1%) nor exceed twenty-five percent (25%) of the Participant’s Base Salary. The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account at the times specified in Article 6.

(b)	Bonus Deferral. A Participant may elect to defer all or a portion of his or her potential Bonus by making a deferral election in writing as required by the Administrator. A Participant’s deferral election shall specify a stated percentage or dollar amount of the Participant’s Bonus, which specified percentage or dollar amount shall not be less than one percent (1%) nor exceed twenty-five percent (25%) of the Participant’s Bonus. The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account under the Plan at the time specified in Article 6.

All elections to make deferrals under the Plan, and all resulting deferrals, shall be subject to such rules, procedures, limits and restrictions as the Administrator may establish from time to time. No election in violation of Section 409A will be effective.

4.3	Election Irrevocable. A Participant’s deferral election shall be irrevocable for the entire Plan Year or other period for which it is made (except as provided in Section 7.5 following a distribution due to an Unforeseeable Emergency and as provided in Section 4.4(h) following a determination of Disability).

4.4	Timing of Deferral Elections. The following rules govern the timing of all deferral elections under the Plan:

(a)	Base Salary Deferral. A Participant must complete a Deferral Agreement for Base Salary making the deferral election described in Section 4.2(a) no later than the last day of the Plan Year immediately preceding the Plan Year during which the services will be performed that result in the payment of Base Salary which is deferred (or such earlier date as may be designated by the Administrator as provided in Section 4.4(d)).

(b)	Bonus Deferral. If a bonus is paid for services rendered entirely within a particular fiscal year of the Company (i.e., qualifies as “fiscal year compensation” within the meaning of section 1.409A-2(a)(6) of the Regulations), then a Participant must complete a Deferral Agreement for Bonus making the deferral election described in Section 4.2(b) no later than the last day of the Company’s fiscal year immediately preceding the fiscal year in which the services are performed for which such Bonus is payable. Notwithstanding the foregoing, if the Bonus can be treated as “performance based compensation” as described in section 409(a)(4)(B)(iii) of the Code, attributable to a performance period of at least twelve (12) consecutive months, the Deferral Agreement may be completed no later than the date which is six months prior to the end of the performance period during which the Bonus is earned. In each of the above cases, the Administrator may establish an earlier deadline as provided in Section 4.4(d).

(c)	Deferral Elections for Initial Plan Year. Subject to the establishment of an earlier deadline date by the Administrator as provided in Section 4.4(d), for the initial short Plan Year commencing on June 23, 2008, and ending on December 31, 2008, notwithstanding anything to the contrary contained in Section 4.4(a) or 4.4(b):

(i)	a Participant must complete a Deferral Agreement for Base Salary described in Section 4.2(a) no later than June 22, 2008, in the case of a bi-weekly payroll period, and no later than June 30, 2008, in the case of a semi monthly payroll period; and such Deferral Agreement shall be effective only as to Base Salary with respect to services performed after the Participation Commencement Date; and

(ii)	a Participant must complete a Deferral Agreement for Bonus described in Section 4.2(b) no later than June 22, 2008, in the case of a bi-weekly payroll period, and no later than June 30, 2008, in the case of a semi monthly payroll period; and such Deferral Agreement shall be effective only as to Bonus with respect to the portion of the Bonus earned after the Participation Commencement Date, determined as the product of the amount of the first Bonus paid after the Participation Commencement Date by the ratio of (i) the number of days remaining in the performance period during which the Bonus is earned after the Participation Commencement Date (including the Participation Commencement Date in this calculation) over (ii) the total number of days in the performance period during which the Bonus is earned.

(d)	Administrator Determines Deadline. The Administrator may establish a deadline date for completion or revocation of Deferral Agreements of each type set forth in subsections (a), (b) or (c), or a period during which such deferral elections must be completed or revoked. The Administrator may establish different deadline dates for Participants who are paid based on payroll periods of different lengths (e.g., bi-weekly or semi-monthly). Any such designation can not be later than the respective dates set forth in subsections (a), (b) or (c) of this Section 4.4, as applicable.

(e)	USERRA. The Administrator may allow a deferral election to be made at a different time than specified under this Article 4 as required to satisfy the requirements of USERRA.

(f)	Participation Commencement Date. The Participation Commencement Date for Bonus and/or Base Salary for the initial short Plan Year shall be June 23, 2008, in the case of a bi-weekly payroll period, and July 1, 2008, in the case of a semi-monthly payroll period. For subsequent periods, the Participation Commencement Date for Base Salary shall be the first day of the Plan Year for which the Deferral Agreement is effective, and the Participation Commencement Date for Bonus shall be the first day of the Company’s fiscal year (or in the case of “performance based compensation” described in Section 4.4(b), the date that is six months prior to the end of the performance period) during which the Bonus is earned. Notwithstanding the foregoing, the Administrator may delay the Participation Commencement Date if necessary in order to process the deferral elections, to assure that the satisfactory and timely completion of all requirements described in this Section 4.4 or for other administrative reasons; provided, however, that all Deferral Agreements that take effect on a particular Participation Commencement Date must have been completed, signed and filed with the Administrator no later than the respective dates set forth in subsections (a), (b) or (c) of this Section 4.4, as applicable.

(g)	Participation Termination Date. A Participant who does not enter into a Deferral Agreement for a particular Plan Year, whose Deferral Agreement is cancelled as provided in Section 4.4(h) or Section 7.5, who terminates his Deferral Agreement as provided in Section 4.1, or who is transferred to a position such that he or she is no longer an Eligible Employee shall nonetheless remain a Participant, even though no Deferral Amounts may be credited to his or her Deferral Account during the period while the Deferral Agreement is not in effect, and such Participant shall continue to receive allocations of investment earnings as provided in Section 6.3.

(h)	Disability. Upon a determination by the Administrator that a Participant is suffering from a Disability, that Participant’s Deferral Agreement shall be cancelled.

4.5	Matching Amounts. In order to be eligible to receive a Matching Amounts under this Plan for a particular Plan Year, a Participant must have entered into a Deferral Agreement for that Plan Year and must be eligible to receive a matching contribution under the terms of the 401(k) Plan for that Plan Year. At the time specified in Section 6.2, which generally will be after the end of the Plan Year to which the Matching Amount relates, the Company will credit such Participant’s Deferral Account with a Matching Amount equal to the lesser of the following:

(a)	the amount of matching contribution that would result from application of the matching formula in the 401(k) Plan for the applicable Plan Year to the elective deferrals in this Plan made by the Participant pursuant to his or her Deferral Agreement for the applicable Plan Year, or

(b)	the excess of (i) the amount of matching contributions that would have been contributed to the 401(k) Plan for the applicable Plan Year if the Participant had made elective deferrals to the 401(k) Plan equal to the sum of the dollar amount of elective deferrals for that Plan Year made both to this Plan and to the 401(k) Plan (disregarding for this purpose any limitations imposed by the Code with regard to excess deferrals within the meaning of section 1.402(g)-1(e)(1)(iii) of the Regulations, the actual deferral percentage test pursuant to section 1.401(k)-2(a) of the Regulations or the actual contribution percentage test pursuant to section 1.401(m)-2(a) of the Regulations), over (ii) the sum of (y) the amount of matching contributions allocated to that Participant’s account in the 401(k) Plan for that Plan Year and not distributed as excess aggregate contributions pursuant to section 1.401(m)-2(b)(2) of the Regulations and (z) the 401(k) Matching Refund Amount.

The following hypothetical example is for illustrative purposes only:

During 2009, an Eligible Employee who is 80% vested in the 401(k) Plan earns $90,000 in salary and $10,000 in bonus. The employee elects to defer 2% into the 401(k) Plan (i.e., $1,800) and 3% into this Plan (i.e., $2,700). The Company’s matching contribution to the 401(k) Plan is $450 (25% x $1,800). Assume that the percentage testing for the 401(k) Plan requires that $800 of elective deferrals and $200 of matching contributions be refunded to the employee. The actual refund of matching contributions is reduced to $160 because the 20% nonvested portion is forfeited. Thus, elective deferrals equal to $1,000, and matching contributions equal to $250, are retained in the 401(k) Plan.

The employee will be credited with a matching amount in this Plan, such credit occurring in 2010 when the refund is made from the 401(k) Plan, in the amount computed as whichever of the following is smaller:

1.	25% x $2,700 = $675; or

2.	The amount of match that would have been received in the 401(k) Plan if the total deferrals of $4,500 had been made to that Plan:

Maximum 401(k)	= 25% x 3% compensation
Match
= 25% x 3% ($100,000)
= $750

minus refund of matching from 401(k) Plan

= $750 - $160
= $590

minus the allocation of matching contributions that the employee retains in the 401(k) Plan after the refund:

= $590 - $250
= $340

Therefore, the employee is allocated $340 as a matching amount in this Plan.

4.6	Election of Form of Payment. At the time that an Eligible Employee first completes a Deferral Agreement, the Eligible Employee shall elect a form of payment for Benefit Payments on account of Separation from Service under this Plan. The choices available shall be a single lump sum payment, two annual installments or three annual installments. No election shall be permitted with respect to any Benefit Payment Event other than Separation from Service. The election of an installment form of payment shall not apply if the Separation from Service is because of the Participant’s death or disability; in either case, the Benefit Payment shall be made in a single lump sum payment.

The election described above as to form of payment shall be in writing in accordance with rules and procedures established by the Administrator and the provisions of this Article 4. Except as provided in Section 4.7 an election by an Eligible Employee of a particular form of payment shall be irrevocable. If an Eligible Employee should fail to make a timely election upon first entering into a Deferral Agreement, that Eligible Employee shall be deemed to have made an irrevocable election to receive a Benefit Payment resulting from Separation from Service in a single lump sum payment.

4.7	Change in Election of Form of Payment. The Administrator may at any time change the forms of payment offered hereunder, but any such change by the Administrator shall be applicable only to Eligible Employees who first complete a Deferral Agreement after the date of such action by the Administrator; and, as to Participants who had already been credited with Deferral Amounts prior to such change in the available forms of payment, the new forms of payment may be elected only with respect to Deferral Amounts based on compensation earned after the date of such action by the Administrator.

ARTICLE 5

VESTING

5.1	Vesting of Participant Deferral Amounts. A Participant will at all times be one hundred percent (100%) vested in all of his or her Deferral Account.

ARTICLE 6

ACCOUNTS AND CREDITS

6.1	Establishment of Deferral Account. For accounting and computational purposes only, the Administrator will establish and maintain a Deferral Account on behalf of each Participant which will reflect the credits made pursuant to Section 6.2, adjustments for distributions, withdrawals or forfeitures made pursuant to Section 6.3 and adjustments for the earnings, expenses, gains and losses, attributable to the hypothetical investments made with the amounts in the Account as provided in this Article 6. The Administrator will establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan. All amounts credited to the Deferral Account of any Participant or Beneficiary shall constitute a general, unsecured liability of the Company to such person.

6.2	Crediting of Deferral Amounts. Participant Deferral Amounts shall be credited to the Participant’s Deferral Account as of the date the Base Salary and/or Bonus would have otherwise been paid to the Participant, absent the deferral election. Matching Amounts, if any, for a Plan Year shall be credited to the Participant’s Deferral Account as of a date determined in the sole discretion of the Plan Administrator, but no earlier than the date after the end of that Plan Year when the 401(k) Matching Refund Amount for that Plan Year is determined.

6.3	Adjustment of Deferral Account. The Deferral Account shall be adjusted on each Valuation Date for earnings, gains and losses as if such Deferral Account held actual assets and such assets were invested in Measurement Funds in accordance with Section 6.4. The value of each Participant’s Deferral Account shall be adjusted on each Valuation Date, as follows, using the terms and methods in the order defined below:

(a)	Beginning Balance. The Ending Balance as of the preceding Valuation Date.

(b)	Ending Balance. The Beginning Balance, plus Deferral Amounts and Matching Amounts, plus investment earnings or minus investment losses (as determined in Section 6.3(d)), minus any Benefit Payments and forfeitures (as provided in Section 6.5), which occur during the period since the last Valuation Date.

(c)	Investment Earnings. Investment earnings, gains and losses determined pursuant to this Article 6 will be credited to each Participant’s Deferral Account as of the current Valuation Date.

(d)

Earnings Determination. Investment earnings, gains and losses shall be determined on a Valuation Date based on the rate of return (which may be positive or negative) in the Measurement Funds designated by the Participant since the last Valuation Date as applied to the sum of the Beginning Balance and one-half (1/2) the Deferral Amounts credited since the last Valuation Date, minus the amount of Benefit Payments (and forfeitures provided in Section 6.5) since the last Valuation Date. Matching Amounts shall not be taken into account for this purpose until the Valuation Date immediately following the date determined by the Administrator as specified in Section 6.2. Investment earnings, gains, and losses shall continue to be determined and credited or debited to the Deferral Account of a Participant who has elected the installment form of payment until the last installment is distributed.

6.4	Measurement Funds. The Administrator shall designate Measurement Funds for the valuation of each Participant’s Deferral Account as if such Deferral Account held actual assets. The Measurement Funds may include but shall not be limited to the following types of funds as determined by the Company:

(a)	mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds;

(b)	any insurance company’s general account;

(c)	any special account established and maintained by any insurance company; or

(d)	a hypothetical Measurement Fund providing a rate of return that is either fixed or variable by reference to the prime rate, the rate on United States Treasury obligations with specified maturities or other reasonable standard as determined in the discretion of the Administrator.

The Administrator shall have the sole discretion to determine the number of Measurement Funds to be designated hereunder and the nature of the funds and may change or eliminate the Measurement Funds designated hereunder from time to time.

A Participant shall direct the allocation of his or her Deferral Account among the Measurement Funds designated by the Company as though such Deferral Account held actual assets. Any such directions of investment shall be subject to such rules as the Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing such investment directions. In the event a Participant does not direct the investment of any portion of his or her Deferral Account, such undirected portion shall be deemed to be invested in the hypothetical Measurement Fund described in clause (d) above or in whichever other Measurement Fund may be designated from time to time as a default election by the Administrator.

6.5	Forfeiture. If the Participant commits an act or acts of fraud, embezzlement or theft against the Company or any Affiliated Company, and if full restitution has not been provided to the Company outside this Plan, then the amount that the Company reasonably determines will be required to provide restitution shall be forfeited and immediately deducted from the Deferral Account of such Participant at the time of such determination.

ARTICLE 7

BENEFIT DISTRIBUTIONS

7.1	Normal Form of Benefits. Except as otherwise provided hereunder, the Participant shall receive a single sum payment no earlier than the Benefit Payment Commencement Date and during such period of time following such Benefit Payment Commencement Date as may be prescribed under the terms of this Plan.

7.2	Amount of Benefits. Except for distributions on account of an Unforeseeable Emergency or as ordered by a QDRO, or as otherwise provided hereunder, the amount of Benefit Payment as a lump sum distribution shall be the balance of the Deferral Account as of the Valuation Date next preceding the date that the Benefit Payment Event occurs, increased by any Deferral Amounts subsequent to such Valuation Date and not included in the balance of the Deferral Account on the date of distribution, but not adjusted for any investment earnings or losses since such Valuation Date. If the Benefit Payment is made in installments as elected by the Participant pursuant to Section 4.6, the amount of each such installment shall be equal to a fraction of the balance of the Deferral Account as of the Valuation Date next preceding the date that the installment payment occurs, such fraction being equal to the integer one (1) divided by the number of installments remaining to be paid. In addition, investment earnings, gains and losses determined pursuant to Article 6 shall continue to be credited to or debited from the Participant’s Deferral Account until the last installment is distributed.

7.3	Benefit Payment Events. Benefit Payment Events which entitle a Participant (or Beneficiary) to receive a distribution of his or her benefits shall be any of the following:

(a)	Separation from Service by the Participant;

(b)	Death of the Participant;

(c)	Determination by the Administrator that the Participant suffers from a Disability; or

(d)	Determination by the Administrator, upon application by the Participant, that the Participant has suffered an Unforeseeable Emergency.

7.4	Time of Payment. Upon the occurrence of a Benefit Payment Event specified in Section 7.3, the Benefit Payment shall be made (or commence if paid in installments) during the 90-day period commencing on the Benefit Payment Commencement Date, which shall be the date that the Benefit Payment Event occurs, and ending on the 90th day thereafter. If the Benefit Payments are to be made in installments following a Separation from Service pursuant to an election described in Section 4.6, the second Benefit Payment shall be made during the period commencing on the first anniversary of the Participant’s Separation from Service and ending on the 90th day thereafter; and the third Benefit Payment (if three annual installments are elected) shall be made during the period commencing on the second anniversary of the Participant’s Separation from Service and ending on the 90th day thereafter.

The Administrator shall determine, in its sole discretion, the actual date of payment within each such 90-day period. The date of payment shall be subject to delay to a date later than such 90-day period, or acceleration to a date prior to the earliest date for such Benefit Payment, only as otherwise provided in this Article 7 and in Article 13.

7.5	Unforeseeable Emergency. A Participant may request a withdrawal due to an Unforeseeable Emergency. The request must be in writing and must be submitted to the Administrator along with evidence that the circumstances constitute an Unforeseeable Emergency. The Administrator has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted. Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Administrator on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may include any amounts necessary to pay any federal, state or local income tax penalties reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump cash payment. A Participant’s Deferral Agreement for the remainder of the Plan Year will be cancelled upon such a withdrawal due to Unforeseeable Emergency. If the payment of the Participant’s Deferral Account is being delayed in accordance with Section 7.6 at the time he experiences an Unforeseeable Emergency, the right to receive a distribution on account of an Unforeseeable Emergency shall not be available to such Participant until the expiration of the six month period of delay required by Section 7.6.

7.6	Required Delay in Payment to Key Employees. Except as otherwise provided in this Section 7.6, a distribution made because of Separation from Service to a Participant who is a Key Employee as of the date of his Separation from Service shall not occur before the date which is six months after the Separation from Service.

For this purpose a Participant who is a Key Employee on an Identification Date shall be treated as Key Employee for the twelve month period beginning on the January 1 immediately following such Identification Date. The Administrator may designate another date for commencement of this twelve month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Affiliated Company.

The Plan Sponsor may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the six month delay in distributions if the method satisfies each of the following requirements: the alternative method is reasonably designed to include all Key Employees, is an objectively determinable standard provided no direct or indirect election to any Participant regarding its application, and results in either all Key Employees or no more than 200 Key Employees being identified in the class as of any date. Use of an alternative method that satisfies these requirements will not be treated as a change in the time and form of payment for purposes of section 1.409A-2(b) of the Regulations.

The six month delay does not apply to payments pursuant to a Domestic Relations Order described in Section 7.8 or to payments that occur after the death of the Participant.

7.7	Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of this Article 7 in any of the following circumstances as long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)	The Administrator may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of section 162(m) of the Code. Payment must be made during the Participant’s first taxable year in which the Administrator reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of section 162(m) of the Code or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service.

(b)	The Administrator may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Administrator reasonably anticipates that the making of the payment will not cause such violation.

(c)	The Administrator may delay payment during the periods specified in Article 12 for review and appeal of claims or during any other period while there is a bona fide dispute as to the amount or timing of such payment in accordance with section 1.409A-3(g) of the Regulations.

(d)	The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.8	Permitted Acceleration of Payment. The Administrator may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of section 1.409A-3(j)(4) of the Regulations. The Administrator shall not allow any Participant discretion with respect to whether a payment will be accelerated and shall not permit any election, direct or indirect, by a Participant as to whether the Administrator’s discretion under this Section. 7.8 will be exercised. Acceleration of payments shall be allowed at such times and in such amounts as specified in a Domestic Relations Order which is determined by the Administrator to be valid and which does not require the Plan to pay benefits in excess of the balance of the Participant’s Deferral Account. The

Administrator may require that reasonable expenses incurred and paid by the Company in evaluating the Domestic Relations Order and complying with its terms shall be deducted from the Deferral Account of the Participant. Acceleration of benefit payments shall also occur under any of the circumstances when the Plan is terminated pursuant to Section 13.2.

ARTICLE 8

BENEFICIARIES

8.1	Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 8.2, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant:

(a)	spouse at the time of Participant’s death;

(b)	issue, per stirpes; or

(c)	Participant’s estate.

8.2	Designated Beneficiary or Beneficiaries. A Participant may designate the Beneficiary or Beneficiaries to receive any Benefit Payment due hereunder following the Participant’s death, using a form provided by the Administrator. In the event a Participant dies at a time when a designation is on file which does not dispose of the total benefit payable under this Plan, then the portion of such benefit payable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be paid to a Beneficiary determined under Section 8.1. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

8.3	Death. If the Participant dies before any Benefit Payment is made, the balance credited to a Participant’s Deferral Account shall be paid to his Beneficiary in a single lump sum payment within the 90-day period following the date of the Participant’s death. If the Participant dies after Benefit Payments have commenced in installments, the remaining amount in the Participant’s Deferral Account shall be paid to the Beneficiary in a single lump sum payment within the 90-day period following the date of the Participant’s death.

ARTICLE 9

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

9.1	Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Company to make Benefit Payments to each Participant and Beneficiary in the future and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and its general assets for Benefit Payments under the Plan.

9.2	Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Company in meeting its obligations under the Plan shall in no way be deemed to controvert the provisions of Section 9.1.

9.3	Investments. In its sole discretion, the Company may acquire mutual fund shares, insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. Such mutual fund shares, policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such mutual fund shares, policies, annuities or other acquired assets.

ARTICLE 10

TRUST

10.1	Possible Establishment of Trust. The Company may but is not required to establish a trust to hold amounts which the Company may contribute from time to time to correspond to some or all amounts credited to the Deferred Accounts of Participants. If the Company elects to establish such a trust, the provisions of the remainder of this Article 10 shall become operative.

10.2	Grantor Trust. Any trust established by the Company shall be between the Company and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Company’s creditors in the event of the insolvency. The trust is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Company must notify the trustee in the event of a bankruptcy or insolvency.

10.3	Obligations of the Company. Notwithstanding the fact that a trust may be established hereunder, the Company shall remain liable for paying the benefits under the Plan. However, any payment of benefits to a Participant or a Beneficiary made by such a trust shall satisfy the Company’s obligation to make such payment to such person.

10.4	Trust Terms. A trust established under Section 10.1 may be irrevocable by the Company or may become irrevocable in accordance with its terms in the event of a Change in Control. Such a trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend a trust established under Section 10.1 at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

10.5	Investment of Trust Funds. Any amounts contributed to the trust by the Company shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by Participants from the Measurement Funds under Section 6.4 for the purpose of adjusting Deferred Accounts, and the actual earnings or investment results of the trust will not affect the hypothetical investment adjustments to Deferred Accounts under the Plan.

ARTICLE 11

ADMINISTRATION

11.1	Appointment of Administrator. The Administrator shall be the committee described in Section 2.1, unless the Board appoints another person(s), corporation or partnership (including the Company itself) as Administrator in its sole discretion. The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable.

11.2	Powers and Duties of the Administrator. Except as expressly otherwise set forth herein, the Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. Subject to the provisions of the claims procedure specified in Article 12, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

11.3	Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator, Appeals Committee or Compensation Committee has under the Plan. Such persons may also be advisors to the Company.

11.4	Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:

(a)	The expenses may be paid directly by the Company; or

(b)	The expenses may be paid out of the trust, if any, established under Article 10.1 (subject to any restriction contained in such trust or required by law).

Such costs and expenses include those incident to the performance of the responsibilities of the Administrator, Appeals Committee or Compensation Committee, including but not limited to, claims, administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering the Plan.

Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator, Appeals Committee member or Compensation Committee member who is a full-time employee of the Company be entitled to any compensation for such services.

ARTICLE 12

CLAIMS PROCEDURE

12.1	Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrator in such a manner as the Administrator shall reasonably prescribe. The Administrator shall process each such claim and determine entitlement to benefits within thirty (30) days following the receipt of a completed application for benefits unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty- (30) day period. In no event shall such extension exceed a period of thirty (30) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Administrator expects to render the final decision.

12.2	Denial of a Claim. If such a claim is wholly or partially denied by the Administrator, the Administrator shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address. Such notice of denial shall contain:

(a)	the specific reason or reasons for denial of the claim;

(b)	a reference to the relevant Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claim review procedure.

If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below. The interpretations, determinations and decisions of the Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article 12.

12.3	Request for Review of a Denial of a Claim for Benefits. Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, by the Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of such denial of Participant’s claim for benefits. Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request such a review. The claimant’s notice must specify the relief requested and the reason such claimant believes the denial should be reversed.

12.4	Appeals Procedure. The Appeals Committee is hereby authorized to review the facts and relevant documents, including the Plan document, to interpret the Plan and other relevant documents and to render a decision on the appeal of the claimant. Such review may be made by written briefs submitted by the claimant and the Administrator or at a hearing, or by both, as shall be deemed necessary by the Appeals Committee. Upon receipt of a request for review, the Appeals Committee shall schedule a hearing to be held (subject to reasonable scheduling conflicts) not less than thirty (30) nor more than forty-five (45) days from the receipt of such request. The date and time of such hearing shall be designated by the Appeals Committee upon not less than fifteen (15) days notice to the claimant and the Administrator unless both accept shorter notice. The notice shall specify that such claimant must indicate, in writing, at least five (5) days in advance of the time established for such hearing, claimant’s intention to appear at the appointed time and place, or the hearing will automatically be canceled. The reply shall specify any other persons who will accompany claimant to the hearing, or such other persons will not be admitted to the hearing. The Appeals Committee shall make every effort to schedule the hearing on a day and at a time which is convenient to both the claimant and the Administrator. The hearing will be scheduled at the Company’s headquarters unless the Appeals Committee determines that another location would be more appropriate. The Company shall provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits and claimant may submit issues and comments in writing prior to or during the hearing.

12.5	Decision upon Review of Denial of Claim for Benefits. After the review has been completed, the Appeals Committee shall render a decision, in writing, a copy of which shall be sent to both the claimant and the Administrator. In making its decision, the Appeals Committee shall have full power, authority, and discretion to determine any and all questions of fact, resolve all questions of interpretation of this instrument or related documents which may arise under any of the provisions of the Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan. The Appeals Committee shall render a decision on the claim review promptly, but not more than forty-five (45) days after the receipt of the claimant’s request for review, unless a hearing is held, in which case the forty-five- (45) day period shall be extended to thirty (30) days after the date of the hearing. Such decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, shall contain specific references to the pertinent provisions of the Plan and related documents upon which the decision is based, and shall state that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits. The decision on review shall be furnished to the claimant within the appropriate time described above. If the decision on review is not furnished within such time, the claim shall be deemed denied on review at the end of such period. There shall be no further appeal from a decision rendered by the Appeals Committee. The decision of the Appeals Committee shall be final and binding in all respects on the Administrator, the Company and the claimant. Except as otherwise provided by law, the review procedures of this Article 11 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

12.6	Establishment of Appeals Committee. The Appeals Committee shall be the Compensation Committee, unless the Board appoints another person(s) as such committee in its sole discretion. The members of the Appeals Committee shall remain in office at the will of the Board, and the Board, from time to time, may remove any of said members of the Appeals Committee with or without cause. A member of the Appeals Committee may resign upon written notice to the remaining member or members of the Appeals Committee and to the Board, respectively. The fact that a person is a Participant shall not disqualify them from acting as a member of the Appeals Committee, nor shall any member of the Appeals Committee be disqualified from acting on any question because of Participant’s interest therein, except that no member of the Appeals Committee may act on any claim which such member has brought as a Participant or Beneficiary under the Plan. All communications to the Appeals Committee shall be addressed to its Secretary at the address of the Company.

ARTICLE 13

AMENDMENT AND TERMINATION

13.1	Power to Amend. Except as otherwise provided in this Section 13.1 following a Change in Control, the Plan may be amended by the Company at any time, but no such amendment or modification shall deprive any current or former Participant or Beneficiary of all or any portion of his Deferred Account which had accrued prior to the Amendment. Such amendment shall be in writing and authorized by the Board. The Plan may not be amended during the two-year period following a Change in Control except to terminate the Plan pursuant to Section 13.2(c) and to amend the Plan in a consistent manner to facilitate distributions under such Section 13.2(c). Notwithstanding the foregoing, the Company may amend this Plan in any manner that it deems necessary to comply with Section 409A or Department of the Treasury guidance published with respect thereto.

13.2	Power to Terminate. The Plan may be terminated by the Company under one of the following conditions:

(a)	The Company may terminate the Plan at its sole discretion, provided that:

(i)	All arrangements sponsored by the Company that would be aggregated with this Plan under section 1.409A-1(c)(2) of the Regulations are terminated with respect to all participants;

(ii)	No payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within twelve (12) months of the termination of the Plan; and

(iii)	All payments will be made within twenty-four (24) months of such termination;

(iv)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A and the Regulations thereunder at any time within the three year period following the date of termination of the Plan, and

(v)	The termination does not occur proximate to a downturn in the financial health of the Company.

(b)	The Company, at its discretion, may terminate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the Plan termination occurs;

(ii)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	The first calendar year in which the payment is administratively practicable;

(c)	The Company, at its discretion, may terminate the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided:

(i)	All agreements, methods, programs and other arrangements sponsored by the Company (or its successor) immediately after the Change in Control which are treated as a single plan under section 1.409A-1(c)(2) of the Regulation are also terminated;

(ii)	All payments to Participants are made within twelve (12) months of the date of Plan termination; and

(iii)	All participants under the other terminated similar arrangements described in clause (i) are required to receive all amounts of deferred compensation within twelve (12) months of the action taken by the Company (or its successor) to terminate such arrangements.

(d)	The Company may amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

A Plan termination shall not reduce the amounts credited to the Deferral Account of any Participant or the vesting of any Participant, determined as of the date of such termination. Such termination shall be in writing and authorized by the Board.

13.3	No Liability for Plan Amendment or Termination. Neither the Company, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

ARTICLE 14

MISCELLANEOUS

14.1	Non-Alienation. Except for payments to an Alternate Payee pursuant to a Domestic Relations Order, no benefits or amounts credited to any Deferral Account under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to Participant. Notwithstanding the preceding, the benefit payable from a Participant’s Deferral Account may be reduced, at the discretion of the Administrator, to reduce or satisfy any debt or liability to the Company.

14.2	Tax Withholding. The Company may withhold from a Participant’s compensation or any Benefit Payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

14.3	Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Section 14.3 shall completely discharge the Administrator, the Company and the Appeals Committee with respect to such payments.

14.4	Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant or other person shall become effective only when duly executed on forms as provided by the Administrator and filed with the Administrator.

14.5	Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

14.6	No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Company for any period of time.

14.7	Responsibility for Legal Effect. Neither the Company, the Administrator, the Compensation Committee, Appeals Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Company shall not have any liability for the tax liability which a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

14.8	Company’s Liability. The Company’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the Deferral Agreements entered into between a Participant and the Company. The Company shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and any Deferral Agreement with such Participant.

14.9	Limitation of Duties. The Company, the Compensation Committee, the Administrator, the Appeals Committee, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

14.10	Limitation of Company’s Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

14.11	Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

14.12	Controlling Law. The Plan shall be construed in accordance with the laws of the State of Tennessee to the extent not preempted by laws of the United States.

14.13	Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

J. Alexander’s Corporation

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Attn: Administrator, J. Alexander’s Corporation Deferred Compensation Plan

14.14	Headings and Titles. The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

14.15	General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

14.16	Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator, is determined by a judicial, quasi judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

14.17	Indemnification. The Company shall indemnify, defend, and hold harmless any employee, officer or Board member of the Company for all acts taken or omitted in carrying out the responsibilities of the Company, Compensation Committee, Administrator or Appeals Committee under the terms of the Plan. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including reasonable legal fees and other costs of such defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the written concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof, but no indemnification shall be provided if the claim is settled without the written consent of the Company. Such indemnification will not be provided to any person who is not a present or former employee, officer or Board member of the Company nor shall it be provided for any claim by the Company against any such individual. Indemnification under this Section 14.17 shall not be applicable to any person if the cost, loss, liability, or expense is due to the person’s gross negligence, fraud or willful misconduct or if the person refuses to assist in the defense of the claim against him.